Exhibit 10.20

LICENSE AGREEMENT

THIS AGREEMENT is made and entered into as of the 23rd day of May, 1991, by and between Ticketmaster corporation, an Illinois corporation (“Ticketmaster”), and Ticketmaster Group Limited Partnership, a Maryland limited partnership (“User”).

W I T N E S S E T H :

WHEREAS, Ticketmaster is the owner of certain software systems, accounting procedures and know-how which, in the aggregate, comprise a computerized event ticketing system (the “System”); and

WHEREAS, Ticketmaster is the owner of and/or claims ownership rights to the name, mark and logo “Ticketmaster” (the “Mark”), which Mark is used in conjunction and identified with the System; and

WHEREAS, the System and the Mark are known within the computerized ticketing industry and by the public as connoting a high level of quality and service; and

WHEREAS, User desires to be granted a license by Ticketmaster to use the System and the Mark in connection with User’s computerized event ticketing business in the territory described in Exhibit I attached hereto (the “Market Area”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  License. Ticketmaster hereby grants to User an exclusive right and license to use the System and (solely in connection with the System and the provision of computerized ticketing services) the Mark within the Market Area; subject to the rights retained by Ticketmaster in accordance with Section 5 hereof.

User hereby acknowledges that the System and the name “Ticketmaster” are highly regarded in the computerized ticketing industry and by the public, and that Ticketmaster deems it important that all persons using the System or such name operate in a manner consistent with good business practice. Accordingly, User agrees to operate its business in a manner that will not negatively affect the reputation of the System or the Ticketmaster name, including, without limitation thereby, the prompt settlement of accounts and the honoring of all bona fide obligations.

Ticketmaster further assigns all of its right, title and interest in and to those certain agreements described on Exhibit II attached hereto to User, it being agreed and understood that (i) such agreements are assigned by Ticketmaster to User as is, and without any representations and warranties whatsoever, and (ii)

User shall indemnify and hold. Ticketmaster and its officers, directors, employees, agents, representatives, affiliates, shareholders, successors and assigns harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys fees) arising from or related to such agreements and to the performance thereof by User at any time from and after the date hereof.

2.                                     Term. The initial term of this Agreement and the license granted hereby shall commence on the date hereof, and shall remain in force, unless terminated earlier in accordance with the provisions hereof, until the tenth (10th) anniversary of the Operational Date.  This Agreement may be renewed by User for two additional five year terms by written notice of renewal delivered by User to Ticketmaster no less than 90 but no more than 150 days prior to the expiration of the then current term of this Agreement so long as User is not in default under this Agreement either at the time such notice is delivered or at the time the renewal period is scheduled to commence.

As used in this Agreement, (A) the term “Operational Date” shall mean the date upon which the System becomes operational in the Market Area or any part thereof, and (B) the term “Operational Year” shall mean the twelve-month period commencing on the Operational Date and ending on the first anniversary of such date and each twelve month period thereafter.

3.                                     Base Payments. User shall pay to Ticketmaster during each year of the term hereof a minimum annual royalty in the amount of $125,000 for the right to use the System and the Mark in the Market Area (the “Base Payment”). The Base Payment shall be payable in advance in equal quarterly installments commencing on the Operational Date.

All Base Payments shall be made by User directly to Ticketmaster in United States Dollars in the manner designated by Ticketmaster from time to time during the term of this Agreement, which may include wire transfer into a Ticketmaster bank account.

4.                                     Additional Payments. In addition to the Base Payments, User shall pay to Ticketmaster with respect to each Operational Year an additional royalty (the “Additional Payment”) equal to (i) the Number of Tickets Sold multiplied by the Per Ticket Amount minus (ii) the aggregate Base Payments actually paid by User to Ticketmaster during that Operational year. To the extent that in any Operational Year part (i) of the foregoing calculation does not exceed part (ii) thereof, no Additional Payment shall be made by User to Ticketmaster for that Operational Year and Ticketmaster shall not be obligated to return any portion of the Base Payments paid during such Operational Year or to credit any amount against Additional Payments payable in any succeeding Operational Year. As used herein “Number of Tickets Sold” shall mean for any

Operational Year the number of tickets sold or distributed by User, whether or not by or through the System or using the Mark, in the Market Area and to which a customer convenience charge or service charge is or normally is attached, whether at remote ticket outlets, by telephone, by mail order, at facility box offices, at User locations or elsewhere (exclusive of complimentary and season tickets and tickets sold at a facility box office by a party not affiliated with User where that party assesses a service charge no part of which accrues to the benefit or is otherwise payable to User or User’s affiliates). Further, as used herein, the “Per Ticket Amount” shall be the amount set forth below during each of the indicated Operational Years (including permissible renewal periods):

The Per Ticket
During Operational years	Amount Shall Be

1 through 2	$0.06
3 through 4	$0.07
5 through 6	$0.08
7 through 8	$0.09
9 through 10	$0.10
11 through 12	$0.11
13 through 14	$0.12
15 through 16	$0.13
17 through 18	$0.14
19 through 20	$0.15

In the event that this Agreement is terminated for any reason prior to its expiration, the period commencing on the day following the end of the prior Operational Year and ending on the date of termination shall be deemed to be an Operational Year for purposes of this Agreement.

Additional Payments for each Operational Year shall be calculated and paid by User to Ticketmaster in United States Dollars on a quarterly basis, within ten (10) days following any quarter during an Operational Year in which the aggregate per ticket royalty for such year exceeds the Base Payment for such year and in each quarter thereafter during any such year. All Additional Payments shall be made by User directly to Ticketmaster in the manner designated by Ticketmaster from time to time during the term of this Agreement, which may include wire transfer into a Ticketmaster bank account.

Within ten (10) days after the end of each quarter of the term hereof, User shall deliver to Ticketmaster a report of all tickets sold, printed, produced and distributed by User in the Market Area during such quarter, which report shall contain such information as may be necessary for Ticketmaster to calculate Additional Payments and such other information as Ticketmaster may reasonably request. Ticketmaster shall be entitled upon reasonable notice to

User to access to the books and records of User during User’s normal business hours and at User’s premises for purposes of confirming and computing the amounts of Additional Payments payable hereunder; provided, however, that access to such books and records by Ticketmaster shall not unduly disrupt normal business operations of User.

5.                                     Ticketmaster Rights. Notwithstanding anything to the contrary herein, Ticketmaster is hereby retaining the right for itself and for its affiliates to sell, by telephone and/or at outlets, tickets or other evidences of admission or entitlement to attend or receive transmission of the following events within the Market Area and User shall have no right, license or interest in or to use the System or the Mark with respect to said events:

(a)                                  Any pay per view events for cable systems, whether by use of an 800 number or otherwise; and

(b)                                 Special events, which do not involve any traditional venues or tickets on sale to the general public;

; provided, however, that User will have the right and license, on a nonexclusive basis, to use the System and the Mark with respect to pay per view events for cable systems serving only the Market Area and no other areas outside of the Market Area.

6.                                     Title.

(a)                                Title, beneficial interest and all ownership rights to the System, the Mark and all related materials furnished by Ticketmaster and licensed under this Agreement shall remain in Ticketmaster. User hereby acknowledges that the System, the Mark and all related materials furnished by Ticketmaster hereunder are claimed by Ticketmaster to be Ticketmaster’s proprietary information and trade secrets, whether or not any portion thereof is, or may be, validly copyrighted, patented, trademarked or otherwise protected.

(b)                               User’s rights in and to the System and the Mark furnished by Ticketmaster as a result of this Agreement may not be assigned, licensed or otherwise transferred voluntarily, by operation of law or otherwise, without the prior written consent of Ticketmaster.

(c)                                Ticketmaster and/or User may add to, delete from or modify the System and all related materials furnished by Ticketmaster hereunder in any manner, but no such changes, however extensive, shall reduce Ticketmaster’s title to the System. Any improvements made by User shall be and remain the confidential, proprietary property and information of User except that Ticketmaster shall retain all proprietary rights in the underlying System as so improved and User shall not have any right to use the System as so improved without the prior written consent of Ticketmaster (except pursuant to this Agreement).

(d)                                 User acknowledges and agrees that Ticketmaster has acquired all right, title and interest in and to all equipment formerly used in connection with the Ticketron System including, but not limited to, any such equipment or personal computers used at any facility box offices or outlets in the Market Area, but excluding, as to the Market Area, (i) the personal computers, printers and CRTs currently installed and being used in the facility box office at the Capital Centre in Landover, Maryland, (ii) the printers and CRTs currently installed and being operated in the facility box offices at Baltimore Arena in Baltimore, Maryland, and Patriot Center in Fairfax County, Virginia, and (iii) all “dumb” CRTs formerly being used by Ticketron in the Market Area and attached cabling (but not including any new CRTs).

7.                                       Use of the System and Mark.

(a)                                  The System (including any changes thereto made by or on behalf of Ticketmaster or User) and all related materials may be used for, by or on behalf of User only in connection with any computer equipment which User uses solely for, or solely in connection with, computerized ticketing at the facility locations and remote terminal locations within the Market Area. The System may not be utilized in connection with any additional physical computer facilities (or other computers), for any other reason or by or for any other person, firm, corporation or other organization, without the prior written consent of Ticketmaster.

(b)                                 User agrees that the Mark shall be the sole mark and name utilized by it in connection with the System and the operation of its ticketing business, and shall not be used with any other marks or names.

(c)                                  The Mark shall be used by User in accordance with such quality control standards as Ticketmaster may from time to time prescribe for use by its non-affiliated licensees with respect to products and services in connection with which the Mark is utilized. Further, User shall only use the Mark together with such notations as Ticketmaster may from time to time prescribe for purposes of advising the public of service mark, trademark and similar protection. User shall cease all use of the Mark ten (10) days after notice from Ticketmaster that User has failed to comply with any such standard unless, within such ten (10)-day period, User corrects such failure to the satisfaction of Ticketmaster.

(d)                                 Neither User nor any of its employees, agents or representatives shall reproduce, duplicate or otherwise copy the System or any related materials furnished by Ticketmaster hereunder or any portion thereof, except for internal use directly with the System. All such materials and any copies thereof shall be returned by User to Ticketmaster immediately following termination or expiration of this Agreement.

8.                                        Warranties. Ticketmaster warrants to User that it is the owner of the System end the Mark (or claims ownership rights to the Mark) and has the right to grant this license to User. Ticketmaster further warrants that the System to be installed in the Market Area will be substantially the same as, and will be capable of performing (if used with the same equipment and subject to limitations based on size and capacity) as, the basic system currently being operated by Ticketmaster and its licensees in San Francisco and Philadelphia. The System does not include certain custom enhancements such as direct line credit card authorization, disaster recovery, off-line archiving of accounts, nitrun, remote VAXNET software and the TM fraud program, all of which may be purchased separately. IN THE EVENT OF ANY BREACH OF THE WARRANTY CONTAINED IN THE PREVIOUS SENTENCE, TICKETMASTER’S SOLE RESPONSIBILITY SHALL BE TO USE ITS BEST EFFORTS TO CORRECT THE SYSTEM SO THAT IT PERFORMS IN ALL MATERIAL RESPECTS IN THE MANNER DESCRIBED ABOVE. THE WARRANTIES CONTAINED IN THIS PARAGRAPH 8 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

User hereby warrants to Ticketmaster that (i) it is a duly organized and validly existing limited partnership under the laws of the State of Maryland; (ii) it has all necessary power and authority to execute and perform this Agreement in accordance with its terms; (iii) the execution and performance of this Agreement by it will not breach, constitute a default under or violate any of User’s governing instruments or any agreement to which it is a party or by which its assets may be bound; (iv) this Agreement is enforceable against User in accordance with its terms; and (v) no approvals or consents of any third party (including any government agency) is necessary in order for User to execute and deliver this Agreement and to perform hereunder.

9.                                       Breach of Warranty.

(a)                                  Ticketmaster shall, at its expense, defend any action brought against User to the extent such action is based on a claim that the use of the System or the Mark directly infringes any service mark, trademark, copyright or patent (“Infringement Action”) and Ticketmaster shall pay any and all costs, expenses, damages, recoveries, deficiencies and attorneys’ fees awarded against User in any Infringement Action; provided that (i) Ticketmaster’s obligations under this Paragraph 9(a) are conditioned on User’s promptly notifying Ticketmaster of any Infringement Action (and all claims relating thereto); and (ii) Ticketmaster shall have sole control of the defense and all negotiations for compromise of any Infringement Action. Ticketmaster assumes no liability for the modification of the System, or any part thereof, unless such modification is made by Ticketmaster.  THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF TICKETMASTER AND THE EXCLUSIVE REMEDY OF USER FOR SERVICE MARK, TRADEMARK, COPYRIGHT OR PATENT INFRINGEMENT.

(b)                                 User’s remedy for any breach of warranty shall be limited solely to the remedies provided in this Agreement.  All other liability, either in contract or tort, is expressly disclaimed, waived and negated. In no event shall Ticketmaster be liable to User for any consequential or exemplary damages resulting from a breach of any warranty contained in this Agreement or any implied warranty or any requirement existing and applicable under the law, which contrary to the intention of the parties hereto, the law status cannot be or is not disclaimed, waived or negated.

10.                                 Restrictive Covenants.

(a)                                  User recognizes and acknowledges that the System and all related materials furnished to User by Ticketmaster hereunder represent highly confidential, proprietary information of Ticketmaster and constitutes a valuable, special and unique asset of and to the business of Ticketmaster. User covenants and agrees that, during and after the term hereof, no information, source materials, design specifications, programs, flow charts, listings, magnetic tapes, disks, punched cards, documentation or other supporting or related materials and information of any nature or description whatsoever relating to the design and operation of the System, or any portion thereof, are made available or disclosed by User, its general partner or any of their principals, officers, directors, employees, agents or representatives, directly or indirectly, to any other person, firm or corporation, for any reason or purpose whatsoever or, directly or indirectly, used by User, its general partner, or any of their principals, employees, agents or representatives; provided, however, that user may disclose pertinent portions of the System to those of its employees, agents or representatives who have a need to have access to such portions of the System in order to enable User to use the

System within the Market Area, and further provided that the foregoing restrictions shall not apply to information within the public domain.  Ticketmaster shall have the right to bring legal action to prevent a breach or threatened breach of this confidentiality agreement and to pursue any other legal or equitable remedies for any such breach or threatened breach,  and User shall reimburse Ticketmaster for all costs and expenses, including but not limited to attorneys’ fees, incurred by Ticketmaster with respect thereto. User shall notify Ticketmaster of any such breach immediately upon discovery of such breach.  Additionally, User shall use the System only in accordance with the terms and conditions hereof; and after the expiration of the term hereof, or earlier termination of this Agreement, User shall: (i) cease all use of the System, the Mark and all related materials furnished hereunder by Ticketmaster, (ii) return to Ticketmaster all information, source materials, design specifications, programs, flow charts, listings, magnetic tapes, disks, punched cards, documentation and other supporting or related materials relating to the System (and copies thereof) ,  (iii) warrant that all such documentation and materials (and copies thereof) have been returned to Ticketmaster or have been destroyed, and (iv) warrant that any and all use of the Mark has ceased.

(b)                                 During the term of this Agreement, neither User, its general partner, nor any of their principal’s subsidiaries, affiliates, successors or assigns shall, directly or indirectly, as principal, agent, shareholder, partner, joint venturer, investor or in any other capacity or by any other means whatsoever, (i) compete with Ticketmaster or its affiliates within the Market Area in the computerized ticketing business or (ii) solicit the employment by User, its general partner, or any of their principals, subsidiaries, affiliates, successors or assigns of any employee of Ticketmaster or its affiliates.

(c)                                  User acknowledges that the remedy at law for any breach or threatened breach of the agreements and covenants set forth in this Paragraph 10 will be inadequate, and Ticketmaster shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction, without the requirement of posting bond or any other condition precedent thereto, for any breach or threatened breach of the agreements and covenants contained in this Paragraph 10. Such remedy shall be in addition to, and not in limitation of, any other remedy available to Ticketmaster at law, in equity or otherwise, and may be obtained by Ticketmaster notwithstanding any assertion by User that Ticketmaster’s claims to proprietary rights in its confidential information is invalid or unenforceable.

(d)                                 Termination or expiration of this Agreement shall not terminate the continuing confidentiality obligations imposed upon User, its employees, servants and agents by the terms of this Paragraph 10.

(e)                                  At Ticketmaster’s request, User shall require each person permitted access to any of the confidential information to execute a confidentiality agreement in such form and containing such terms as Ticketmaster shall determine.

11.                                 Termination.

(a)                                  This Agreement may be immediately terminated by Ticketmaster if:

(i)                                   User shall dissolve or commence winding up its activities to effect dissolution, liquidation or termination, or shall make an assignment for the benefit of creditors, or shall admit, in writing, its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceedings, or shall seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of User or of all or any substantial part of the properties of User;

(ii)                                User, its general partner (or any of their principals, officers, directors, employees, agents or representatives) shall breach, or threaten to breach, any of the confidentiality obligations of User or any of them set forth in Paragraph 10 hereof; or

(iii)                             User shall fail to pay when due any amounts owing Ticketmaster under, or to observe or perform any terms or conditions of, this Agreement (other than Paragraph 10); provided, that any such failure shall continue for a period of seven (7) days after Ticketmaster has given written notice thereof to User.

(b)                                 This Agreement may be immediately terminated by User if Ticketmaster shall dissolve or commence winding up its activities to effect dissolution, liquidation or termination, or shall make an assignment for the benefit of creditors, or shall admit, in writing, its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceedings, or shall seek, consent to acquiesce in the appointment of any trustee, receiver or liquidator of Ticketmaster or of all or any substantial part of the properties of Ticketmaster.

(c)                                  Upon any such termination, (i) any past due or currently due payments (including Additional Payments for the period from the beginning of the then current License Year through the date of termination) shall become due and payable (or, if applicable, prepaid Base Payments for the remainder of the current License Year quarter shall be reimbursed), and (ii) this Agreement and the license granted hereby shall forthwith be revoked and of no further force or effect except as stated otherwise herein. Ticketmaster’s and User’s right to terminate this Agreement shall be in addition to and without prejudice to any other remedies such party may have, except as otherwise specifically provided herein.

(d)                                 Immediately upon any such termination User shall surrender to Ticketmaster, and Ticketmaster shall have the right peacefully to take, possession of the System, and User shall further cease to use the Mark. Ticketmaster shall thereafter own and hold the System and the Mark free of any claim or interest of User. Without limiting the generality of the foregoing, User shall immediately after any such termination legally change its name so that its name shall no longer include the word “Ticketmaster” or any derivation thereof.  User shall indemnify and hold Ticketmaster harmless from and against any claim, loss, expense (including reasonable attorneys’ fees) or liability whatsoever resulting from, due to or arising by reason of any misuse of the System or Mark by User in any manner.

12.                               Enhancements and support; Source Code.

(a)                                 In the event that the System shall, at any time during the term of this Agreement, fail to perform in the manner warranted by Ticketmaster in Paragraph 8 hereof, Ticketmaster shall, at no charge to User, correct the System in the manner provided in said Paragraph 8.

(b)                                In the event that Ticketmaster shall, at any time during the term of this Agreement, develop and complete testing of enhancements to the version of software comprising a part of the System then being used by User, and Ticketmaster shall make such enhancement available to its non-affiliated licensees on a general basis, Ticketmaster shall also make such enhancement available to User in consideration of the payment by User of any and all out-of-pocket expenses incurred by Ticketmaster (including, without limitation thereby, costs of materials and personnel) in connection with making such enhancement available to User, as well as the costs of all necessary new equipment.

(c)                                 In the event that Ticketmaster shall, at any time during the term of this Agreement, offer to User, and User shall elect to receive, an upgrade to or improved version of the software used in the System, the implementation of which would require a conversion of User’s database, User shall pay to Ticketmaster the sum of $30,000 U.S. therefor, and Ticketmaster shall effect such conversion for and on behalf of User.

(d)                                In the event that User shall, at any time during the term of this Agreement, request that Ticketmaster develop custom enhancements to the System to meet certain specific performance criteria reasonably requested by User, Ticketmaster shall use its reasonable efforts to cause such custom enhancements to be developed by its programmers in consideration of the payment by User to Ticketmaster of the prevailing rate then being charged by Ticketmaster to its other non-affiliated licensees.

(e)                                 In addition to any other fees payable by it to Ticketmaster pursuant to this Paragraph 12, User shall be responsible, and shall immediately reimburse Ticketmaster upon invoice, for any and all expenses (including travel) incurred by Ticketmaster’s employees, agents and representatives pursuant to or in connection with Ticketmaster’s performance under Paragraph 12(b), (c) and (d) above.

(f)                                   During the term of this Agreement Ticketmaster shall furnish User with the access code to the System at least

30 days prior to the date upon which that access code is to take effect.

13.                                 Documentation. Ticketmaster will supply User with documentation which will enable User, after the initial training of its personnel, to operate the System.

14.                               Equipment. During the term of this Agreement, User shall have the right to purchase all equipment it may require from time to time to be used entirely or in material part with the System from or through Ticketmaster. The cost of any such equipment which is manufactured by a party other than by Ticketmaster shall be at Ticketmaster’s cost plus ten percent (10%). The cost of any such equipment manufactured in whole or in part for or by Ticketmaster shall be at Ticketmaster’s then current market rate to its non-affiliated licensees for such equipment. The cost of delivering and installing such equipment shall be borne solely by User.

15.                               Indemnification. User shall indemnify and hold Ticketmaster, and its subsidiaries, affiliates, successors, assigns, officers, directors, employees, representatives and agents, harmless from and against any and all losses, liabilities, damages, claims, actions, causes of action and expenses (including reasonable attorneys’ fees) that said indemnified parties may incur or be responsible for as a result or by virtue of the operation of User, including, without limitation thereby, User’s use of the System, but excluding those costs, expenses, damages, recoveries, deficiencies and attorneys fees awarded in any Infringement Action  pursuant to Paragraph 10(a) above.

16.                               Right of First Refusal. User and, by their execution of this Agreement in the space provided below, the holders of all of the general and limited partnership interests of User (the “Partners”), agree that in the event (i) User receives an offer from a third party to purchase for cash or other property any or all of the assets of User (including this Agreement) or (ii) the Partners, or any of them, receive an offer from a third party to purchase for cash or other property any or all of the general or limited partnership interests of User, which either User or the Partners wish to accept, User or the Partners, as applicable, will cause such offer to be reduced to writing and shall deliver written notice of such offer to Ticketmaster. Ticketmaster may designate one or more persons to accept the right of first refusal contained in this Section 16. The notice from User or the Partners shall also contain an irrevocable offer by them to sell the covered assets or partnership interests to Ticketmaster or its designees at a price equal to the price, and upon substantially the same terms and conditions as the terms and conditions contained in, the offer transmitted with the notice; provided, however, that if the price is not payable solely in cash, then User or the Partners, as applicable, shall advise Ticketmaster of the reasonable value Ticketmaster of such non-cash consideration (which reasonable value Ticketmaster may contest) and Ticketmaster shall be permitted to deliver cash in the amount thereof in substitution for such non-cash consideration. Ticketmaster or its designees shall have the right and option, exercisable within 15 days after delivery of the notice from User or the Partners, to accept such offer as to all, but not less than all, of the assets or partnership interests affected by the offer. The closing of the purchase of the assets or partnership interests covered by the offer by Ticketmaster or its designees shall take place at the principal office of Ticketmaster (or such other place as may be agreed upon by the parties) on the fifth business day after the expiration of the 15-day period following the giving of the notice. At such closing, Ticketmaster or its designees shall make payment of the purchase price against delivery of the assets or partnership interests covered by the offer, together with appropriate instruments of assignment and transfer. If at the end of the 15-day period following the giving of notice by User or the Partners, neither Ticketmaster nor its designees have accepted the offer as to all of the assets and partnership interests covered by the offer, then User and the Partners shall have 20 days in which to sell the assets or the partnership interests covered by the offer at a price equal to that contained in the notice and upon terms and conditions not more favorable to the offeror than were contained in the notice. If, at the end of such 20-day period, User or the Partners have not completed the sale of the assets or the partnership interests covered by the offer, then they shall no longer be permitted to sell such assets or partnership interests pursuant to this Section 16 without again fully complying with the provisions of this Section 16. During the term of this Agreement, User shall keep this Agreement free and clear of any liens, pledges, security interests and encumbrances of any kind of nature whatsoever, and the Partners shall neither sell, assign, transfer, give, donate or otherwise dispose of their partnership interests (except in accordance with the terms of this section 16).

17.                                 Assignment. User may not assign its rights, duties, and/or obligations hereunder, nor may the System, the Mark or any materials furnished by Ticketmaster hereunder be transferred, assigned, sublicensed or otherwise disposed of by User, without the prior written consent of Ticketmaster; provided, however, that User may assign this Agreement to an entity controlled by, controlling or under common control with User solely as part of an internal reorganization of User and its affiliates so long as such entity becomes a party to and agrees to be bound by the terms and conditions of this Agreement.

18.                                 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective, successors and assigns.

19.                                 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto relative to the subject matter hereof, and supersedes any and all prior agreements, written or oral, between the parties relating to such subject matter. No modifications or amendments of any of the terms hereof shall be valid or binding unless made in writing and signed by Ticketmaster and User.

20.                                Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing.

21.                                Attorneys’ Fees. In case of any action or proceeding to compel compliance with, or for a breach of, the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all costs of such action or proceeding including, but not limited to, reasonable attorneys’ fees.

22.                                 Notices. All notices which are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, addressed to the party receiving such notice at the following address or at such other address as may be requested in writing by either party pursuant to this Paragraph 22:

If to Ticketmaster, to:	Ticketmaster Corporation
3701 Wilshire Boulevard
7th Floor
Los Angeles, California 90010
	Attn:	Fredric D. Rosen
Ned S. Goldstein

With a copy to:	Neal Gerber & Eisenberg
Two North LaSalle Street
Suite 2200
Chicago, Illinois 60602
	Attn:	Norman J. Gantz, Esq.

If to User, to:	Ticketmaster Group Limited Partnership
c/o Abe Pollin Tickets, Inc.
One Harry S. Truman Drive
Landover, Maryland 20785
	Attn:	Abe Pollin

With a copy to:	Arent Fox Kintner Plotkin & Kahn
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
	Attn:	David M. Osnos and
Daniel F. Van Horn

23.                                 Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect.  Further, should any provision of this Agreement be deemed unenforceable by virtue of its scope, such provision shall be deemed limited to the extent necessary to render the same enforceable.

24.                                 Law to Govern. The validity construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois, without regard to its conflict of laws rules. Any legal proceeding or other action taken or to be taken by any of the parties hereto relative to this Agreement or the transactions contemplated hereby, or to enforce or interpret the terms and conditions of this Agreement, shall be instituted in a state or Federal court located in Cook County, Illinois.  The parties hereto hereby irrevocably consent to the jurisdiction of any such court and irrevocably waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding or action.  The parties hereto agree that a final judgment, from which no further appeal may be taken or from which no further petition for review may be filed, in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law.

25.                                 Headings. The headings of paragraphs in this Agreement have been inserted for the convenience of reference only and shall in no way restrict or otherwise modify the terms of this Agreement.

26.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TICKETMASTER CORPORATION

By:	/s/ [ILLEGIBLE]
Title:	[ILLEGIBLE]

TICKETMASTER GROUP LIMITED PARTNERSHIP

By: AP TICKETS, INC., its General Partner

By:	/s/ [ILLEGIBLE]
Title:	[ILLEGIBLE]

AGREED TO AS OF THE DATE

HEREOF FOR PURPOSES OF
SECTION 16

GENERAL PARTNER:

AP TICKETS,  INC.,
a Maryland corporation

By:	/s/ [ILLEGIBLE]
Title:	[ILLEGIBLE]

LIMITED PARTNER:

CENTER GROUP LIMITED PARTNERSHIP, a Maryland limited partnership

By:	Abe Pollin Sports, Inc., its general partner

By:	/s/ [ILLEGIBLE]
Title:	[ILLEGIBLE]

EXHIBIT I

MARKET AREA

(a)                            The State of Maryland.

(b)                           Washington, D.C., and

(c)                            The independent cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park, and the Counties of Arlington, Loudoun, Fairfax and Prince William, in the Commonwealth of Virginia.

EXHIBIT II

ASSIGNED AGREEMENTS

Centre Group Limited Partnership (Capital Centre)

Stage Right Production

Baltimore Museum of Art

Fast Lane Presents

The Washington Savoyards

The Washington Performing Arts Society

L’ Afrique, Inc. (The Kilimanjaro Club)

InterArt Project

Centre Group Limited Partnership (Baltimore Arena)

DAR Constitution Hall

Washington Ballet, Inc.

D.C. Armory Board (R.F.K. Stadium and D.C. Armory)

Morgan State University Fine Arts

The National Aquarium in Baltimore, Inc.

G Street Express

Centre Group Limited Partnership (Patriot Center)

Col Arts Associates, Inc. (Merriweather Post Pavilion)

George Washington University (Lisner Auditorium, Smith Center)

Lyric Opera House

Towson State University

The American University (Khashoggi Center)

The Kemper Open Golf Tournament

The Baltimore Zoo

Blues Alley

Birchmere Inc.

Cellar Door Productions

Alden Theatre (no contract)

The Bayou (no contract)

Ford’s Theatre

Hammerjacks

The Kennedy Center

The Olney Theatre

Pier 6

TicketPlace (no contract)

University of Maryland

Washington Performing Arts Society

Wild World

John Yates Productions (no contract)

Wolf Trap Barns (no contract)

Wolf Trap Filene Center (no contract)

BACI Productions

Dimensions Unlimited

IMP/9:30 Club (no contract)

Meyerhoff Symphony Hall (no contract)